Prospect Energy Corporation Sponsors Buyout of NRG Manufacturing, Inc., as Sole Source Capital Solution

NEW YORK, NY -- 09/05/2006 -- Prospect Energy Corporation (NASDAQ: PSEC) ("Prospect") announced today that Prospect has acquired a controlling equity interest in and has provided senior secured debt financing to NRG Manufacturing, Inc. ("NRG"), a leading fabricator of structures and vessels for oil and gas drilling applications based in Tomball, Texas. Prospect's total investment is approximately $11.0 million.

Founded in 2001, NRG is a market leader in the fabrication of steel structures and vessels, particularly focused on the oil and gas production sector but also on the oil refining, gas compression, waste treatment, and related energy and infrastructure sectors. NRG's largest product line consists of drilling solids handling systems, or "mud tanks," which constitute critical components of drilling rigs. Mud tanks filter out sediment within drilling fluids that come up the wellbore during drilling operations, enabling the reuse of those fluids. NRG also fabricates a wide range of other customized steel products, including skids to house generators and ASME-certified pressure vessels. The company has over 140 employees and has two facilities in the Houston area comprising more than 65,000 square feet of manufacturing capacity. NRG has a significant contracted backlog of business from a diversified group of drilling rig contractors, drilling rig equipment suppliers and other industrial companies. The company's founder and former sole shareholder, Mr. Robert Lindley, continues as Chief Executive Officer of the company.

Prospect has structured its investment as senior secured debt plus a controlling equity position. Prospect's debt, comprising approximately 85% of its total investment, is secured by a first lien on the equipment, receivables, and other assets of NRG. The senior managers of NRG have received a minority equity position in the company with incentives based on performance. Mr. Lindley has received an unsecured note as partial consideration for the stock sale.

"We are pleased to have chosen Prospect as our partner, given Prospect's track record in energy investing," said Mr. Lindley.

"The NRG managers and employees have grown the company into the leading fabricator of mud tanks, an essential drilling rig system," said Bart J. de Bie, a senior investment professional with Prospect Capital Management. "We look forward to supporting the NRG team as the company continues focusing on the mud tank market and also expands NRG's presence in other markets."

"The NRG investment demonstrates Prospect's capability to serve as a sole source of capital for acquisitions and other types of transactions, increasing efficiency and eliminating financing risk for counterparties," said Grier Eliasek, President and Chief Operating Officer of Prospect. "NRG has a solid management team, a strong market position, a recurring cash flow history, and an attractive valuation of less than four turns of run rate EBITDA. We welcome the potential to pursue other similar opportunities with strong management teams in the energy and industrial sectors, either as a sole source control investor or as a non-control financing provider."

ABOUT PROSPECT ENERGY CORPORATION

Prospect Energy Corporation (www.prospectenergy.com) is a closed-end investment company that lends to and invests in energy-related businesses. Prospect Energy's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Energy could have a material adverse effect on Prospect Energy and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577